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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
          Sections 13 and 15(d) of the Securities Exchange Act of 1934

                       Commission File Number: 000-21900


                              SUNDANCE HOMES, INC.
             (Exact name of registrant as specified in its charter)

                        70 EAST LAKE STREET, SUITE 1600
                            CHICAGO, ILLINOIS 60601
                                 (312) 782-7100
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                    COMMON STOCK, PAR VALUE $0.01 PER SHARE
            (Title of each class of securities covered by this Form)

                                      NONE
         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


      Rule 12g-4(a)(1)(i)     [x]           Rule 12h-3(b)(1)(ii)     [ ]
      Rule 12g-4(a)(1)(ii)    [ ]           Rule 12h-3(b)(2)(i)      [ ]
      Rule 12g-4(a)(2)(i)     [ ]           Rule 12h-3(b)(2)(ii)     [ ]
      Rule 12g-4(a)(2)(ii)    [ ]           Rule 15d-6               [ ]
      Rule 12h-3(b)(1)(i)     [x]

     Approximate number of holders of record as of the certification or notice date: 111

     Pursuant to the requirements of the Securities Exchange Act of 1934 Sundance Homes, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE: December 1, 1999            By:  /s/ MAURICE SANDERMAN
                                       ----------------------------------
                                       Maurice Sanderman
                                       Chairman of the Board and
                                       Chief Executive Officer